Exhibit 4.7

Dated 25 January 2006

MURRAY INTERNATIONAL METALS PTE. LIMITED

as Chargor

In favour of

THE BANK OF NEW YORK

as Security Trustee

DEBENTURE

This Debenture is subject to an intercreditor agreement dated December 16, 2005 between, amongst others, The Bank of New York and The Governor and Company of the Bank of Scotland and the Obligors party thereto, as supplemented by a Deed of Accession, dated the date hereof, among The Bank of New York and The Governor and Company of the Bank of Scotland and Murray International Metals Pte Limited.

34.	Contracts (Rights Of Third Parties) Act	21

Schedule 1	FORM OF NOTICE OF ASSIGNED ACCOUNT	22

Schedule 2	FORM OF NOTICE OF ASSIGNMENT OF INSURANCE POLICY	25

THIS DEBENTURE is made on [                                   ]

Between:

(1)           MURRAY INTERNATIONAL METALS PTE. LIMITED (Company No. 200201097M), a company incorporated in the Republic of Singapore with its registered office at No. 438 Alexandra Road #04-01, Alexandra Point, Singapore 119958 (the “Chargor”); and

(2)           THE BANK OF NEW YORK, as agent and security trustee for itself and the other Secured Parties (the “Security Trustee”).

WHEREAS:

(A)          Pursuant to an Indenture dated 16 December 2005 made by and among (1) Pipe Acquisition Finance Plc (the “Issuer”) (2) Pipe Acquisition Limited as Guarantor (as defined therein) (3) Murray International Metals Limited as Guarantor, and (4) The Bank of New York, as Trustee and Collateral Agent (as defined) (as supplemented by a Supplemental Indenture, dated the date hereof, between the Chargor, the Issuer, Pipe Acquisition Limited, Murray International Metals Limited and  The Bank of New York, as Trustee and Collateral Agent (as defined in the Indenture) (the “Indenture”)) the Issuer issued $130,000,000 in aggregate principal amount of senior secured floating rate notes due 2010 upon the terms and subject to the conditions of the Indenture Documents.

(B)          The Chargor has (after giving due consideration to the terms and conditions of the Indenture Documents) agreed to enter into this Debenture to create the security expressed to be created by this Debenture as a continuing security for the payment and discharge of the Secured Debt (as defined below).

IT IS AGREED as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

“Account” means any account and any credit balance from time to time on any account opened or maintained by the Chargor with any financial institution (and any replacement, sub-division or sub-account of that account) and all Related Rights.

“Assigned Accounts” means the Claims Account and any Account that may from time to time be identified in writing as an Assigned Account by the Security Trustee, except that the Claims Account shall not be an Assigned Account until after the giving of the notice under Clause 4.1 or the occurrence of any of the events under Clause 4.2.

“Charging Companies” means the Chargor, the Issuer, Pipe Acquisition Limited, Murray International Metals Limited and any member of the group which accedes to the terms of any Security Agreement.

“Charged Property” means all the assets of the Chargor which from time to time are the subject of the security created or expressed to be created in favour of the Security Trustee by or pursuant to this Debenture.

“Claims Account” means the Account with account numbers 260-322532-179 (US$), 141-803619-001 (S$), 260-322532-178 (GBP), 260-322532-180 (EUR), 260-322532-181 (AUD), 260-322532-182 (NZ) and 260-322532-183 (THB), account name Murray International Metals Pte. Limited (and any renewal or re-designation of such account) maintained by the Chargor with The Hongkong and Shanghai Banking Corporation,

Collyer Quay Branch, Singapore into which, inter alia, the proceeds of the getting in or realisation of the Monetary Claims are to be paid.

“Collateral Rights” means all rights, powers and remedies of the Security Trustee provided by or pursuant to this Debenture or by law.

 “Guaranty” means the guaranty of the Chargor pursuant to the Indenture and the Supplemental Indenture, dated the date hereof.

“Holders” means the Holders of the Notes.

“Indenture” has the meaning set forth in the recitals to this Debenture;

“Indenture Documents” means, collectively, the Indenture, the Notes, the Guaranty, the Security Agreement and this Debenture and includes any and each other agreement or instrument supplementing or amending any of such documents.

“Insurance Policy” means any policy of insurance (including life insurance or assurance) held by or written in favour of the Chargor or in which the Chargor may from time to time have an interest.

“Intellectual Property” means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets and all Related Rights.

“Investments” means any stocks, shares, debentures, securities, certificates of deposit, and other investments, assets, rights or interests (including all warrants, options and other rights to subscribe or acquire any of the investments described above), in each case, whether held directly by or to the order of the Chargor or by any nominee, custodian, trustee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such nominee, custodian, trustee, fiduciary or clearance system).

“Monetary Claims” means any book and other debts, monetary claims, credit sales receivables and other receivables owing to the Chargor and any proceeds thereof (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order, award or judgment, any contract or agreement to which the Chargor is a party and any other assets, property, rights or undertaking of the Chargor).

“Notes” means the notes issued by the Issuer pursuant to the Indenture.

“Notice of Assignment” means a notice of assignment in substantially the form set out in Schedule 1 in respect of the Assigned Accounts, and in substantially the form set out in Schedule 2 in respect of any Insurance Policy or such other form as may be specified by the Security Trustee.

“Property Act” means the Conveyancing and Law of Property Act, Chapter 61 of Singapore.

“Real Property” means:

(a)             any freehold, leasehold or immovable property; and

(b)            any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of such freehold or leasehold property,

and includes all Related Rights.

“Receiver” means a receiver or receiver and manager or judicial manager of the whole or any part of the Charged Property.

“Related Rights” means, in relation to any asset,

(a)             the proceeds of sale of any part of that asset;

(b)            all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)             all rights, benefits, claims, contracts, warranties, remedies, security, indemnities or covenants for title in respect of that asset; and

(d)            any monies and proceeds paid or payable in respect of that asset.

“Secured Debt” means all present and future liabilities and obligations (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) which now or hereafter may become due and owing by, any Charging Company under or pursuant to the Indenture Documents.

“Secured Obligations” means all obligations covenanted to be discharged by the Chargor in Clause 2.1 (Covenant to Pay) of this Debenture.

“Secured Parties” means each of The Bank of New York for itself and as collateral agent for and on behalf of the Holders and the Holders (and “Secured Party” means either of them).

“Security Agreement” has the meaning given to that term in the Indenture and includes any and each other agreement or instrument supplementing or amending any of such documents.

“Supplemental Indenture” means the supplemental indenture, dated the date hereof, between the Chargor, the Issuer, Pipe Acquisition Limited, Murray International Metals Limited and The Bank of New York, as Trustee and Collateral Agent.

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Chargor’s stock in trade or work in progress) and all Related Rights.

1.2         Interpretation

In this Debenture:

1.2.1          The Indenture Documents: All terms and references used in this Debenture and which are defined or construed in the Indenture Documents but are not defined or construed in this Debenture shall have the same meaning and construction in this Debenture. Any reference in this Debenture to an Indenture Document is to that Indenture Document as amended, modified or supplemented from time to time and includes any document which amends, modifies or supplements that Indenture Document.

1.2.2          This Debenture: Except to the extent that the context otherwise requires, any reference to “this Debenture” includes this Debenture as from time to time amended, modified or supplemented and any document which is supplemental hereto or which is expressed to be collateral herewith or which is entered into pursuant to or in accordance with the terms hereof.

1.2.3          Headings and Clauses: The headings in this Debenture are inserted for convenience only and shall be ignored in construing this Debenture. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. References to a statute shall be deemed to be references to that statute as from time to time amended or re-enacted. References to “Clauses” are to be construed as references to the clauses of this Debenture. Any reference to a sub-Clause, a paragraph or a sub-paragraph is to a sub-Clause, or a paragraph or a sub-paragraph of the Clause in which such reference appears.

2.           PAYMENT OF SECURED OBLIGATIONS

2.1         Covenant to Pay

The Chargor hereby covenants with the Security Trustee that it shall pay and discharge the Secured Debt in accordance with the terms of the Indenture Documents.

3.           FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE

3.1         Fixed Charges

The Chargor as beneficial owner hereby charges and agrees to charge in favour of the Security Trustee, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge (which so far as it relates to land in Singapore vested in the Chargor at the date hereof shall, if reasonably required by the Security Trustee, be perfected by the execution of a legal mortgage in the prescribed form) all the Chargor’s right, title and interest from time to time in and to each of the following assets:

3.1.1          Real Property;

3.1.2          Tangible Moveable Property;

3.1.3          Intellectual Property;

3.1.4          any goodwill and rights in relation to the uncalled capital of the Chargor;

3.1.5          Investments;

3.1.6          all Monetary Claims other than the monies and proceeds thereof that are subject to a floating charge under Clause 3.3 and any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture and all Related Rights;

3.1.7          all chattels hired, leased or rented from the Chargor; by any other person, in each case together with the benefit of the related hiring, leasing or rental contract and any guarantee, indemnity or security for the performance of the obligations of any person under or in respect of such contracts;

3.1.8          the benefit of all licences, warranties, consents and authorisations (statutory or otherwise) held in connection with its business or the use of any of its assets and the right to recover and receive all compensation which may be payable to it in respect of them; and

3.1.9          to the extent not effectively assigned pursuant to Clause 3.2, those assigned assets.

3.2         Assignments

The Chargor as beneficial owner hereby assigns and agrees to assign absolutely to the Security Trustee as security for the payment and discharge of the Secured Obligations all the Chargor’s right, title and interest from time to time in and to and all benefits accrued and to accrue under each of the following assets:

3.2.1          the proceeds of any Insurance Policy and all Related Rights; and

3.2.2          all rights and claims in relation to any Assigned Account.

3.3         Floating Charge

The Chargor hereby charges and agrees to charge in favour of the Security Trustee, as security for the payment and discharge of the Secured Obligations, by way of first floating charge all the Chargor’s right, title and interest from time to time in and to each of the following assets:

(i)              the Accounts;

(ii)             the Claims Account;

(iii)            the Chargor’s stock in trade and work in progress;

(iv)            cash in hand; and

(v)             the whole of the Chargor’s undertaking and assets, present and future, other than any assets validly and effectively charged or assigned (whether at law or in equity) by way of fixed security under the laws of Singapore, or of the jurisdiction in which that asset is situated, in favour of the Security Trustee as security for the Secured Obligations.

4.           CRYSTALLISATION OF FLOATING CHARGE

4.1         Crystallisation:  By Notice

The Security Trustee may at any time by notice in writing to the Chargor convert the floating charge created by Clause 3.3 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

4.1.1          an Event of Default has occurred and is continuing; or

4.1.2          the Security Trustee reasonably considers that any of the Charged Property may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

4.1.3          the Security Trustee reasonably considers that it is desirable in order to protect the priority of the security.

4.2         Crystallisation:  Automatic

Notwithstanding Clause 4.1 (Crystallisation:  By Notice) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

4.2.1          the Chargor creates or attempts to create any lien (other than any encumbrance permitted under the Indenture Documents) over any of the Charged Property; or

4.2.2          any person levies or attempts to levy any distress, execution or other process against any of the Charged Property; or

4.2.3          a resolution is passed or an order is made for the winding-up, dissolution, judicial management or re-organisation of the Chargor.

The Security Trustee shall immediately notify the Chargor of the automatic crystallisation of the floating charge under this Clause 4.2 once the Security Trustee becomes aware of the same.

5.           PERFECTION OF SECURITY

5.1         Notices of Assignment

The Chargor shall, upon a request by the Security Trustee, deliver to the Security Trustee (or procure delivery of) appropriate Notices of Assignment duly executed by, or on behalf of, the Chargor:

5.1.1          in respect of each Assigned Account, promptly after such request or promptly upon the designation at any time by the Security Trustee of any Account as an Assigned Account; and

5.1.2          in respect of each Insurance Policy, promptly after such request or promptly upon the Chargor obtaining any new or replacement Insurance Policy,

and in each case shall use all reasonable endeavours to procure that each notice is acknowledged by the relevant obligor or debtor of the Chargor pursuant to the Assigned Account or Insurance Policy , such acknowledgement being in the form attached to the relevant Notice of Assignment or, if this is not possible, in such form as the Chargor and the Security Trustee may reasonably agree.

5.2         Real Property:  Delivery of Documents of Title

The Chargor shall upon the request of the Security Trustee in respect of, and upon the acquisition by the Chargor of any interest in any freehold, leasehold or other immovable property, deliver (or procure delivery) to the Security Trustee of, and the Security Trustee shall be entitled to hold and retain, all title deeds, certificates of title and other documents of title relating to such property.

5.3         Lodgement or Registration of Caveats and Documents

5.3.1          Without prejudice to any right under this Debenture at law or in equity the Security Trustee shall be entitled at any time to lodge or register at the Singapore Land Authority or any other competent registry or authority, any caveat or caveats and other documents or instruments against any Real Property that forms part of the Charged Property as are required by the Security Trustee.

5.3.2          Without prejudice to any provisions in this Debenture, in the case of any Real Property where separate title has not been issued, the Chargor hereby covenants and undertakes with the Security Trustee:

(a)       that when the Chargor shall be in the position to call for the delivery of the title deed or other documents of title to the Real Property and the transfer or other assurance of such Real Property in favour of the Chargor, the Chargor will at once notify the Security Trustee in writing;

(b)       that the Chargor shall at the Chargor’s own expense obtain the grant to the Chargor of the transfer or assurance or other document of title to the Real Property pursuant to the contract for sale or sale agreement and upon such grant shall forthwith deliver to the Security Trustee the said transfer or assurance or such other document of title and shall at the Chargor’s expense procure and obtain, to the extent possible, the necessary consent or permission from the vendor of the Real Property or other competent authority or authorities for the Debenture hereby created and any documents or instruments (as the case may be) and registration thereof with the appropriate authority or authorities;

(c)       that as soon as the title deed or other documents of title to the Real Property shall have been issued the Chargor shall forthwith authorise and cause the same to be delivered to the Security Trustee and shall perfect and complete any mortgage or other documents or instruments in favour of the Security Trustee as may be reasonably required by the Security Trustee; and

(d)       that if the Chargor shall neglect or refuse to take delivery of and accept the title deed and/or the transfer or other assurance of the Real Property pursuant to the terms of any contract for sale or sale agreement in respect of such Real Property it shall be lawful for the Security Trustee in the name of the Chargor or otherwise to demand and receive the same from the vendor of such Real Property.

5.4         Registration of Intellectual Property

The Chargor shall, if requested by the Security Trustee, execute all such documents and do all acts that the Security Trustee may reasonably require to record the interest of the Security Trustee in any registers relating to any registered Intellectual Property that forms part of the Charged Property.

5.5         Indorsement of Security Interest

The Chargor shall, whensoever requested by the Security Trustee and at the Chargor’s cost, affix to such items of the Charged Property or indorse or cause to be indorsed on any invoices or other documents which are evidence of, or which otherwise relate to, any asset referred to in Clause 5.1, as the Security Trustee in each case stipulates, labels, signs or memoranda in such form as the Security Trustee shall require (but not so as to impede or restrict the normal use or operation thereof) referring or drawing attention to the security constituted by or pursuant to this Debenture.

6.           FURTHER ASSURANCE

6.1         Further Assurance: General

The Chargor shall promptly do all such acts or execute all such documents (including  assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify and on terms not materially more onerous than those in this Debenture (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):

6.1.1          to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

6.1.2          to confer on the Security Trustee security over any property and assets of the Chargor located in any jurisdiction outside Singapore equivalent or similar to the security intended to be conferred by or pursuant to this Debenture; and/or

6.1.3          to facilitate the realisation of the Charged Property.

6.2         Necessary Action

The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Trustee by or pursuant to this Debenture.

6.3         Consents

The Chargor shall use its best endeavours to obtain (in form and content reasonably satisfactory to the Security Trustee) as soon as possible any consents necessary to enable the assets of the Chargor to be the subject of an effective fixed charge or assignment pursuant to Clause 3 (Fixed Charges, Assignments and Floating Charge).

7.           NEGATIVE PLEDGE AND DISPOSALS

7.1         Negative Pledge

The Chargor undertakes that it shall not, at any time during the subsistence of this Debenture, create or permit to subsist any lien or any other security interest over all or any part of the Charged Property other than a Permitted Lien, other security interest permitted pursuant to the Indenture Documents, or such encumbrances permitted by the Security Trustee.

7.2         No Disposal of Interests

The Chargor undertakes that it shall not (and shall not agree to) at any time during the subsistence of this Debenture, except for any Asset Sale or other transfer or disposition as permitted pursuant to the Indenture Documents or by this Clause 7:

7.2.1          execute any conveyance, transfer, lease or assignment of, or other right to use or occupy, all or any part of the Charged Property;

7.2.2          create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Charged Property;

7.2.3          (a) grant or vary, or accept any surrender, or cancellation or disposal of, any lease, tenancy, licence, consent or other right to occupy in relation to any of the Charged Property or (b) allow any person any right to use or occupy or to become entitled to assert any proprietary interest in, or right over, the Charged Property, which may, in each case, adversely affect the value of any of the Charged Property or the ability of the Security Trustee to exercise any of the Collateral Rights; or

7.2.4          assign or otherwise dispose of any interest in any Account

8.           INVESTMENTS

8.1         Investments:  Payment of Calls

The Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Investments, and in any case of default by the Chargor in such payment, the Security Trustee may, if it thinks fit, make such payment on behalf of the Chargor in which case any sums paid by the Security Trustee shall constitute Secured Obligations.

8.2         Investments:  Delivery of Documents of Title

After the occurrence of an Event of Default the Chargor shall promptly on the request of the Security Trustee, deliver (or procure delivery) to the Security Trustee, and the Security Trustee shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments together with any other document which the Security Trustee may reasonably request (in such form and executed as the Security Trustee may reasonably require) with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s).

8.3         Investments:  Exercise of Rights

The Chargor shall not exercise any of its rights and powers in relation to any of the Investments in any manner which, in the opinion of the Security Trustee, would prejudice the value of, or the ability of the Security Trustee to realise, the security created by this Debenture.

9.           ACCOUNTS

9.1         Accounts:  Notification and Variation

The Chargor, during the subsistence of this Debenture:

9.1.1          shall promptly deliver to the Security Trustee on the date of this Debenture (and, if any change occurs thereafter, on the date thereof), details of each Account maintained by it with any bank or financial institution; and

9.1.2          shall not, without the Security Trustee ‘s prior written consent, permit or agree to any variation of the rights attaching to any Account or close any Account.

9.2         Account:  Operation After a Default

After the occurrence of an Event of Default and the Security Trustee has given the notice under Clause 4.1, the Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account except with the prior consent of the Security Trustee.

9.3         Assigned Accounts

The Security Trustee shall, after the security created under this Debenture has become enforceable under Clause 14.1, be entitled to exercise from time to time all rights, powers and remedies held by it as assignee of the Assigned Accounts and to: [

(a)       demand and receive all and any monies due under or arising out of each Assigned Account; and

(b)       exercise all such rights as the Chargor was then entitled to exercise in relation to such Assigned Account or might, but for the terms of this Debenture, exercise.

10.         MONETARY CLAIMS

10.1       Dealing with Monetary Claims

The Chargor shall not at any time during the subsistence of the Debenture, without the prior written consent of the Security Trustee:

10.1.1                       deal with the Monetary Claims except by getting in and realising them in a prudent manner and paying the proceeds of those Monetary Claims promptly into the Claims Account; or

10.1.2                       factor or discount any of the Monetary Claims or enter into any agreement for such factoring or discounting.

11.         INSURANCES

11.1       Insurance: Undertakings

The Chargor shall at all times during the subsistence of this Debenture:

11.1.1                       keep the Charged Property insured in accordance with the terms of the Indenture Documents if so required thereby;

11.1.2                       cause each insurance policy or policies relating to the Charged Property other than any Insurance Policy which has been the subject of a Notice of Assignment pursuant to Clause 5 (Perfection of Security) to contain (in form and substance reasonably satisfactory to the Security Trustee) an endorsement naming the Security Trustee as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance) in respect of all claims; and

11.1.3                       upon request by the Security Trustee, deposit copies of all Insurance Policies relating to the Charged Property with the Security Trustee.

11.2       Insurance: Default

If the Chargor defaults in complying with Clause 11.1 (Insurance:  Undertakings), the Security Trustee may effect or renew any such insurance on such terms, in such name(s) and in such amount(s) as it reasonably considers appropriate, and all monies expended by the Security Trustee in doing so shall be reimbursed by the Chargor to the Security Trustee on demand and shall carry interest from the date of payment by the Security Trustee until reimbursed at the rate then applicable to the Notes.

11.3       Application of Insurance Proceeds

All monies received under any Insurance Policies relating to the Charged Property shall (subject to the rights and claims of any person having prior rights thereto), prior to the occurrence of an Event of Default, be applied in repairing, replacing, restoring or rebuilding the property or assets damaged or destroyed; after the security created under this Debenture has become enforceable under Clause 14.1, the Chargor shall hold such monies upon trust for the Security Trustee pending payment to the Security Trustee for application in accordance with Clause 18 (Application of Monies) and the Chargor waives any right it may have to require that any such monies are applied in reinstatement of any part of the Charged Property.

12.         REAL PROPERTY

12.1       Property:  Notification

The Chargor shall immediately notify the Security Trustee of any contract, conveyance, transfer or other disposition for the acquisition by the Chargor (or its nominee(s)) of any Real Property.

12.2       Lease Covenants

The Chargor shall, in relation to any lease, agreement for lease or other right to occupy to which all or any part of the Charged Property is at any time subject:

12.2.1                       pay the rents (if the lessee) and observe and perform in all material respects the covenants, conditions and obligations imposed (if the lessor) on the lessor or, (if the lessee) on the lessee; and

12.2.2                       not do any act or thing whereby any lease or other document which gives any right to occupy any part of the Charged Property becomes or may become subject to determination or any right of re-entry or forfeiture prior to the expiration of its term.

12.3       General Property Undertakings

The Chargor shall:

12.3.1                       so far as it is commercially reasonable, repair and keep (or cause to be repaired and kept) in good working order and condition (ordinary wear and tear excepted) all the Real Property at any time forming part of the Charged Property;

12.3.2                       not at any time without the prior written consent of the Security Trustee sever or remove any of the fixtures forming part of the Real Property or any of the plant or machinery (other than stock in trade or work in progress) on or in the Charged Property (except for the purpose of any necessary repairs or replacement thereof); and

12.3.3                       comply with and observe and perform (a) all applicable requirements of all planning and environmental legislation, regulations and bye-laws relating to the Real Property, (b) any conditions attaching to any planning permissions relating to or affecting the Real Property and (c) any notices or other orders made by any planning, environmental or other public body in respect of all or any part of the Real Property.

12.4       Entitlement to Remedy

If the Chargor fails to comply with any of the undertakings contained in this Clause 10 (Real Property), the Security Trustee, subject to the terms and conditions of the Indenture Documents, shall be entitled (with such agents, contractors and others as it sees fit), to do such things as may be reasonably required to remedy such failure and all monies spent by the Security Trustee in doing so shall be reimbursed by the Chargor on demand with interest from the date of payment by the Security Trustee until reimbursed at the rate then applicable to the Notes.

13.         GENERAL UNDERTAKINGS

13.1       Access

The Chargor shall from time to time on request of the Security Trustee, furnish the Security Trustee with such information as the Security Trustee may reasonably require about the Chargor’s business and affairs, the Charged Property and its compliance with the terms of this Debenture and the Chargor shall (but not more than once on every Financial Year unless the Security Trustee reasonably suspects a Default is continuing or likely to occur) permit the Security Trustee, its representatives, professional advisers and contractors, free access at all reasonable times and on reasonable notice to (a) inspect and take copies and extracts from the books, accounts and records of the Chargor and (b) to view the Charged Property (without becoming liable as mortgagee in possession.

13.2       Relief of Obligations under Certain Circumstances

The terms of this Debenture are subject to the term of that certain Intercreditor Agreement (the “Intercreditor Agreement”), dated as of December 16, 2005, by and among The Governor and the Company of the Bank of Scotland, as agent and security trustee (the “Senior Security Trustee”), and The Bank of New York, as trustee, collateral agent and subordinated security trustee (the “Subordinated Security Trustee”) and certain other parties thereto.  Notwithstanding any contrary provision contained in this Debenture, if the Chargor receives an instruction relating to the matters set forth in Sections 5 and 6 of this Debenture from the Senior Security Trustee (a “Senior Security Trustee Instruction”) and the Subordinated Security Trustee (a “Subordinated Security Trustee Instruction”), and the Chargor reasonably believes that the instructions set forth in such Senior Security Trustee Instruction and  Subordinated Security Trustee Instruction are in conflict, it shall promptly notify both the Senior Security Trustee and the Subordinated Security Trustee of such conflict and confirm in such notice that it will comply with the terms of the Senior Security Trustee Instruction.  Following receipt of such notice by the Senior Security Trustee and the Subordinated Security Trustee, the Chargor shall comply with the terms of the Senior Security Trustee Instruction and shall not be required to comply with the requirements of Subordinated Security Trustee Instruction until the Discharge of the Senior Secured Debt (as defined in the Intercreditor Agreement). Notwithstanding the foregoing, the Chargor shall not be liable for the breach of the obligations set forth in the Subordinated Security Trustee Instruction as a result of its compliance with the Senior Security Trustee Instruction.

14.         ENFORCEMENT OF SECURITY

14.1       Enforcement

At any time after the occurrence of an Event of Default which is continuing, this Debenture shall be enforceable by the Security Trustee who may, subject to Article 6 of the Indenture:

14.1.1        enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

14.1.2        whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Conveyancing and Law of Property Act, Chapter 61 of Singapore (as varied or extended by this Debenture) on mortgagees and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or Receivers.

14.2       No Liability as Mortgagee in Possession

Neither the Security Trustee nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee in possession might otherwise be liable.

15.         EXTENSION AND VARIATION OF THE CONVEYANCING AND LAW OF PROPERTY ACT, CHAPTER 61 OF SINGAPORE

15.1       Extension of Powers

Section 25 of the Property Act shall not restrict the exercise by the Security Trustee of the statutory power of sale conferred on it by Section 24 of the Property Act (as varied or extended by this Debenture), and the security constituted by or pursuant to this Debenture shall become immediately exercisable and the statutory power of sale and all other powers conferred by Section 24 of the Property Act shall arise and may be exercised by the Security Trustee at any time after the security created under this Debenture has become enforceable under Clause 14.1 and the provisions of the Property Act relating to and regulating the exercise of the said power of sale shall, so far as they relate to the security constituted by or pursuant to this Debenture, be varied and extended accordingly.

15.2       Restrictions

The Chargor may not exercise any of the powers reserved to a mortgagor by Section 23 of the Property Act or otherwise grant or agree to grant any lease or tenancy of the Charged Property or any part thereof for a term exceeding three years or surrender or accept or agree to accept a surrender of any lease or tenancy thereof without the prior consent in writing of the Security Trustee except in the ordinary course of business but the foregoing shall not be construed as a limitation of the powers of any Receiver appointed under this Debenture and being an agent of the Chargor. Such statutory powers shall be exercisable by the Security Trustee at any time after the security created under this Debenture has become enforceable under Clause 14.1 and, whether or not the Security Trustee shall then be in possession of the premises proposed to be leased, so as to authorise the Security Trustee to make a lease or agreement for lease at a premium and for any length of term and generally without any restriction on the kinds of leases and agreements for lease that the Security Trustee may make and generally without the necessity for the Security Trustee to comply with any restrictions imposed by the provisions of Section 23 of the Property Act. The Security Trustee may delegate such powers to any person and no such delegation shall preclude the subsequent exercise of such powers by the Security Trustee itself or preclude the Security Trustee from making a subsequent delegation thereof to some other person and any such delegation may be revoked at any time.

15.3       Consolidation

The restriction on the right of consolidating mortgage securities contained in Section 21 of the Property Act shall not apply to this Debenture.

16.         APPOINTMENT OF RECEIVER

16.1       Appointment and Removal

After the security created under this Debenture has become enforceable under Clause 14.1 or if requested to do so by the Chargor, the Security Trustee may by deed or otherwise (acting through an authorised officer of the Security Trustee), but subject to Article 6 of the Indenture:

16.1.1        appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

16.1.2        remove (so far as it is lawfully able) any Receiver so appointed; and

16.1.3        appoint another person(s) as an additional or replacement Receiver(s).

16.2       Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 16.1 (Appointment and Removal) shall be:

16.2.1        entitled to act individually or together with any other person appointed or substituted as Receiver;

16.2.2        for all purposes shall be deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Trustee; and

16.2.3        entitled to remuneration for his services at a rate to be fixed by the Security Trustee from time to time (without being limited to the maximum rate specified by the Property Act).

16.3       Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Trustee under the Property Act (as extended by this Debenture) or otherwise and such powers shall remain exercisable from time to time by the Security Trustee in respect of any part of the Charged Property.

17.         POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Chargor which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

17.1.1        all the powers conferred by the Property Act on mortgagors and on mortgagees in possession and on receivers appointed under the Property Act;

17.1.2        all the powers of a receiver appointed under the Companies Act, Chapter 50 of Singapore;

17.1.3        all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

17.1.4        the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Property.

18.         APPLICATION OF MONIES

All monies received or recovered by the Security Trustee or any Receiver pursuant to this Debenture or the powers conferred by it shall, subject to the provisions of the Intercreditor Agreement, be applied in the manner provided in Section 6.10 of the Indenture.

19.         PROTECTION OF PURCHASERS

19.1       Consideration

The receipt of the Security Trustee or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Security Trustee or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

19.2       Protection of Purchasers

No purchaser or other person dealing with the Security Trustee or any Receiver shall be bound to inquire whether the right of the Security Trustee or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Trustee or such Receiver in such dealings.

20.         POWER OF ATTORNEY

20.1       Appointment and Powers

The Chargor by way of security irrevocably appoints the Security Trustee and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

20.1.1        carrying out any obligation imposed on the Chargor by this Debenture (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

20.1.2        enabling the Security Trustee and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or by law (including, after the security created under this Debenture has become enforceable, the exercise of any right of a legal or beneficial owner of the Charged Property).

20.2       Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

21.         EFFECTIVENESS OF SECURITY

21.1       Continuing Security

The security created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the Secured Obligations unless and until the Secured Obligations have been discharged in full to the satisfaction of the Security Trustee.

21.2       Cumulative Rights

The security created by or pursuant to this Debenture and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Trustee may at any time hold for the Secured Obligations or any other obligations or any rights, powers and remedies provided by law.  No prior security held by the Security Trustee over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture.  Where any part of the Charged Property is, pursuant to a separate mortgage, assignment, charge or other security document (“Specific Security Document”) executed by the Chargor, subject to a security interest created specifically in respect of that part of the Charged Property in favour of the Security Trustee, and there is any inconsistency or contradiction between the terms of this Debenture and the terms of that Specific Security Document, the terms of the Specific Security Document shall prevail in so far as they relate to that part of the Charged Property.  For the avoidance of doubt, Clause 3.3 (Floating Charge) of this Debenture shall create a first floating charge over any asset which, though purporting to be, is not, or is held to be not, validly and effectively charged or assigned pursuant to a Specific Security Document and Clause 3.3 (Floating Charge) of this Debenture is not regarded as an inconsistency or contradiction with any other Specific Security Document.

21.3       No Prejudice

The security created by or pursuant to this Debenture and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person, or the Security Trustee or by any variation of the terms of the trust upon which the Security Trustee holds the security or by any other thing which might otherwise prejudice that security or any Collateral Right.

21.4       Remedies and Waivers

No failure on the part of the Security Trustee to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver thereof, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

21.5       No Liability

None of the Security Trustee, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Debenture or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful misconduct upon its part.

21.6       Partial Invalidity

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this

Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

21.7       Chargor’s Obligations

The obligations of the Chargor and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

21.7.1        any winding-up, dissolution, administration or re-organisation of or other change in the Chargor or any Obligor;

21.7.2        any of the Secured Debt being at any time illegal, invalid, unenforceable or ineffective;

21.7.3        any time or other indulgence being granted to the Chargor or any Obligor;

21.7.4        any amendment, variation, waiver or release of any of the Secured Debt;

21.7.5        any failure to take or failure to realise the value of any other collateral in respect of the Secured Debt or any release, discharge, exchange or substitution of any such collateral; or

21.7.6        any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of the Chargor under this Debenture.

22.         RELEASE OF SECURITY

22.1       Redemption of Security

Upon the Secured Debt being irrevocably discharged, in full and the Security Trustee not being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under the Indenture Documents, the Security Trustee shall, at the request and cost of the Chargor, release and cancel the security constituted by this Debenture and procure the reassignment to the Chargor of the property and assets assigned to the Security Trustee pursuant to this Debenture, in each case subject to Clause 22.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, the Security Trustee or any of its nominees.

22.2       Avoidance of Payments

If the Security Trustee considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Chargor under this Debenture and the security constituted hereby shall continue and such amount shall not be considered to have been irrevocably paid.

23.         SUBSEQUENT LIENS

If the Security Trustee at any time receives or is deemed to have received notice of any subsequent lien affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Debenture or the Indenture Documents, all payments thereafter by or on behalf of the Chargor to the Security Trustee shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the Security Trustee received or is deemed to have received such notice.

24.         CURRENCY INDEMNITY

If any sum (a “Sum”) owing by the Chargor under this Debenture or any order or judgment given or made in relation to this Debenture has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

24.1.1        making or filing a claim or proof against the Chargor;

24.1.2        obtaining an order or judgment in any court or other tribunal;

24.1.3        enforcing any order or judgment given or made in relation to this Debenture; or

24.1.4        applying the Sum in satisfaction of any of the Secured Obligations,

the Chargor shall, as a separate and independent obligation and within three Business Days of demand, indemnify the Security Trustee from and against any loss reasonably suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Security Trustee at the time of such receipt of such Sum, and shall forthwith within three Business Days of demand pay to the Security Trustee an amount in the First Currency equal to any deficit suffered by the Security Trustee if the amount in the Second Currency received by the Security Trustee (when converted into the First Currency at a market rate in the usual course of its business) is less than the amount of the Sum in the First Currency.

25.         ASSIGNMENT

Subject to the Indenture Documents, the Security Trustee may assign and transfer all or any of its rights and obligations under this Debenture.  The Security Trustee shall be entitled to disclose such information concerning the Chargor and this Debenture as the Security Trustee considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

26.         NOTICES

The provisions of Section 11.02 (Notices) of the Indenture Documents shall apply to this Debenture. The initial fax number, address and persons designated by the parties respectively to receive any demand, notice or other communication are set out below:

The Chargor	:	Murray International Metals Pte Limited
31 Tuas Link Road
Singapore 637469

Fax number	:	+65 5223 3336
Attention	:	Managing Director

With a copy to	:	Murray International Metals Limited
Murray Works
Newbridge, Industrial Estate
Newbridge, Midlothian EH28 8PJ
United Kingdom

Fax Number	:	+44 131 333 4477
Attention	:	Managing Director

The Security Trustee	:	The Bank of New York
One Canada Square
London
E14 5AL
England
Fax number	:	+44 (0) 207 964 6399
Attention	:	Corporate Trust Administration

27.         EXPENSES, STAMP TAXES AND INDEMNITY

27.1       Expenses

The Chargor shall, from time to time on demand of the Security Trustee, reimburse the Security Trustee for all the costs and expenses (including legal fees) on a full indemnity basis together with any Goods and Services Tax thereon incurred by it in connection with:

27.1.1        the negotiation, preparation and execution of this Debenture, the completion of the transactions and the perfection of the security contemplated in this Debenture; and

27.1.2        the exercise, preservation and/or enforcement of any of the Collateral Rights or the security contemplated by this Debenture or any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the security or of enforcing the Collateral Rights, and shall carry interest from the date of such demand until so reimbursed at the rate and on the basis as provided in the Indenture Documents.

27.2       Stamp Taxes

The Chargor shall pay all stamp, registration and other taxes to which this Debenture, the security contemplated in this Debenture or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Security Trustee on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

27.3       Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Security Trustee, its agents, attorneys and any Receiver (absent any negligence or wilful misconduct) against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Debenture, the exercise or purported exercise of any of the rights and powers conferred on them by this Debenture or otherwise.

28.         PAYMENTS FREE OF DEDUCTION

All payments to be made to the Security Trustee under this Debenture shall be made free and clear of and without deduction for or on account of tax unless the Chargor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

29.         DISCRETION AND DELEGATION

29.1       Discretion

Any liberty or power which may be exercised or any determination which may be made hereunder by the Security Trustee or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

29.2       Delegation

Each of the Security Trustee and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Security Trustee or the Receiver itself or any subsequent delegation or revocation thereof.

30.         COUNTERPARTS

This Debenture may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

31.         GOVERNING LAW

This Debenture shall be governed by and construed in accordance with Singapore law.

32.         JURISDICTION

32.1       Singapore Courts

The courts of Singapore have exclusive jurisdiction to settle any disputes (a “Dispute”) arising out of, or connected with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or the consequences of its nullity).

32.2       Convenient Forum

The parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

32.3       Exclusive Jurisdiction

This Clause 32.3 (Jurisdiction) is for the benefit of the Security Trustee only.  As a result and notwithstanding Clause 32.1 (Singapore Courts), it does not prevent the Security Trustee from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law the Security Trustee may take concurrent proceedings in any number of jurisdictions.

33.         AMENDMENTS

Any term of this Debenture may be amended only in accordance with Article 9 of the Indenture.

34.         CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

This Debenture does not create any right under the Contracts (Rights of Third Parties), Chapter 53B of Singapore, which is enforceable by any person who is not a party to it.

SCHEDULE 1

FORM OF NOTICE OF ASSIGNED ACCOUNT

To:          [•]

Date: [•]

Dear Sirs,

We hereby give you notice that by a debenture (the “Debenture”) dated [•] between (1) ourselves and (2) The Bank of New York as Security Trustee, we have assigned and charged to the Security Trustee all of our right, title and interest in and to account number [•], account name [•] (including any renewal or re-designation thereof) and all monies standing to the credit of that account from time to time (the “Assigned Account”).

With effect from the date of your receipt of this notice we hereby irrevocably authorise and instruct you:

(a)         to disclose to the Security Trustee without any reference to or further authority from us and without any enquiry by you as to the justification of such disclosure, such information relating to the Assigned Account and the sums therein as the Security Trustee may at any time and from time to time request;

(b)         to hold all sums from time to time standing to the credit in the Assigned Account to the order of the Security Trustee;

(c)         to pay or release all or any part of the sums from time to time standing to the credit of the Assigned Account in accordance with the written instructions of the Security Trustee at any time or times; and

(d)         to comply with the terms of any written notice or instructions in any way relating to, or purporting to relate to, the Debenture, the sums standing to the credit of the Assigned Account from time to time or the debts represented thereby which you receive at any time from the Security Trustee without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction.

Please note that:

(i)          all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Assigned Account belong to the Security Trustee by way of security;

(ii)         we are not permitted to withdraw any amount from the Assigned Account without the prior written consent of the Security Trustee; and

(iii)        these instructions are not to be revoked or varied without the prior written consent of the Security Trustee.

Please accept this notice by signing the enclosed acknowledgement and returning it to the Security Trustee at One Canada Square, London E14 5AL, England marked for the attention of Corporate Trust Administration.

Yours faithfully

for and on behalf of
MURRAY INTERNATIONAL METALS PTE LIMITED

[on copy only]

To:          The Bank of New York

One Canada Square

London

E14 5AL

England, as Security Trustee

Attn : Corporate Trust Administration

At the request of MURRAY INTERNATIONAL METALS PTE LIMITED, we acknowledge receipt of the notice of assignment and charge, on the terms attached, in respect of the Assigned Account (as described in those terms).  We confirm that:

(i)          we accept the instructions and authorisations contained in the notice of assignment and charge, and we undertake to act in accordance with the terms of that notice;

(ii)         no fees or periodic charges are payable in respect of the Assigned Account and there are no restrictions on (a) the payment of the credit balance on the Assigned Account or (b) the assignment of the Assigned Account to the Security Trustee or any third party;

(iii)        we have not received notice of any previous assignments of, charges over or trusts in respect of, the Assigned Account and we will not, without the Security Trustee’s consent (a) exercise any right of combination, consolidation or set-off which we may have in respect of the Assigned Account or (b) amend or vary any rights attaching to the Assigned Account;

(iv)        we will act only in accordance with the instructions given by persons authorised by the Security Trustee and we shall send all statements and other notices given by us relating to the Assigned Account to the Security Trustee; and

(v)         we shall not permit any amount to be withdrawn from the Assigned Account without the Security Trustee’s prior written consent.

For and on behalf of [•]

By:

Dated:

SCHEDULE 2

FORM OF NOTICE OF ASSIGNMENT OF INSURANCE POLICY

To:          [Insurer]

Date: [•]

Dear Sirs,

We hereby give you notice that we have assigned to The Bank of New York (the “Security Trustee”) pursuant to a debenture entered into by us in favour of the Security Trustee dated [•] all our right, title and interest in and to the proceeds of [insert details of relevant insurance policy] (the “Policy of Insurance”).

With effect from your receipt of this notice we instruct you to:

1.           make all payments and claims under or arising from the Policy of Insurance to the Security Trustee or to its order as it may specify in writing from time to time;

2.           note the interest of the Security Trustee on the Policy of Insurance; and

3.           disclose to the Security Trustee, without further approval from us, such information regarding the Policy of Insurance as the Security Trustee may from time to time request and to send it copies of all notices issued by you under the Policy of Insurance.

With effect from your receipt of this notice all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Policy of Insurance (including all rights to compel performance) belong to and are exercisable by the Security Trustee.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning the same to the Security Trustee at One Canada Square, London E14 5AL, England marked for the attention of Corporate Trust Administration.

Yours faithfully

for and on behalf of
MURRAY INTERNATIONAL METALS PTE LIMITED

[On copy only:

To:          The Bank of New York

One Canada Square

London, E14 5AL

England, as Security Trustee

Attn : Corporate Trust Administration

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title and interests and benefits referred to in such notice and that we will comply with the terms of that notice.

We further confirm that no amendment or termination of the Policy of Insurance shall be effective unless we have given the Security Trustee thirty days written notice of such amendment or termination.

For and on behalf of [•]

By:

Dated:

IN WITNESS WHEREOF this Debenture has been duly executed by the parties hereto.

The Chargor

MURRAY INTERNATIONAL METALS PTE LIMITED

The COMMON SEAL of	)
MURRAY INTERNATIONAL METALS	)
PTE LIMITED was hereunto affixed	)
in the presence of:	)

/s/ MICHAEL CRAIG	Director

Name: MICHAEL CRAIG

/s/ KENNETH COCKBURN	Director / Secretary

Name: KENNETH A. COCKBURN

The Security Trustee

SIGNED, SEALED and DELIVERED by	)

/s/ CHARLOTTE FRICKER	)

as attorney for and behalf of	)

The Bank of New York	)

in the presence of: /s/ HELENA DUNN	)

I,                                                                      , an Advocate and Solicitor of the Supreme Court of Singapore practising in Singapore hereby certify that on the 25th day of January 2006 the Common Seal of MURRAY INTERNATIONAL METALS PTE LIMITED was affixed to this Debenture at Singapore in my presence in accordance with the Articles of Association of MURRAY INTERNATIONAL METALS PTE LIMITED (which Articles of Association have been produced and shown to me).

Witness my hand this 25th day of January 2006.